Exhibit 99.1

For Immediate Release:

Time Warner Inc. Completes Spin-off of AOL Inc.

NEW YORK, December 10, 2009 – Time Warner Inc. (NYSE:TWX) today announced that it has completed the previously announced spin-off of AOL Inc. (NYSE:AOL).  Effective 11:59 p.m. on December 9, 2009, one share of AOL common stock was distributed for every eleven shares of Time Warner common stock held as of 5:00 p.m. on the record date of November 27, 2009.  Stockholders will receive a cash payment instead of any fractional AOL shares.

Time Warner Chairman and Chief Executive Officer Jeff Bewkes said:  “With the separation of AOL, we’ve returned to our roots as one of the leading content companies in the world.  We’re now better positioned to focus even more closely on driving the best possible performance at our content businesses in the most efficient way.  I’m confident that Time Warner is on track to generate steady, attractive financial results and improve returns to our stockholders.  At the same time, we believe that AOL will have greater operational and strategic flexibility as a standalone company.”

No action or payment is required by Time Warner stockholders to receive the shares of AOL common stock. Stockholders who held Time Warner common stock on the record date will receive a book-entry account statement reflecting their ownership of AOL common stock or their brokerage account will be credited with the AOL shares.

The AOL spin-off has been structured to qualify as a tax-free dividend to Time Warner stockholders for U.S. federal income tax purposes, except for the cash received in lieu of fractional shares.  Time Warner stockholders are urged to consult with their tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of the AOL spin-off.

Allen & Company LLC, BofA Merrill Lynch and Deutsche Bank Securities, Inc. served as financial advisers to Time Warner.

Additional Information
Please see http://www.timewarner.com/investors for additional information, including Frequently Asked Questions, regarding the spin-off of AOL described in this release.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, filmed entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Time Warner, including the benefits of the separation of AOL from Time Warner, and other statements that are not historical facts.  These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the businesses of Time Warner.  More detailed information about these and other factors may be found in filings by Time Warner with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in the sections entitled “Caution Concerning Forward-Looking Statements” and “Risk Factors.”  Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Doug Shapiro (212) 484-8926
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920

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